Exhibit 10.24
Internal
Correspondence
1 October 2021
PERSONAL & CONFIDENTIAL
Dear Stephane:
We are pleased to confirm the details of your Local Plus Assignment Extension. We hope this international experience continues to be both professionally and personally rewarding. This Letter of Assignment (“LOA”) extension letter details the terms and general conditions applicable to your Assignment Extension, as summarized below:
Destination Country:    Singapore
Destination Company:    Otis International Asia Pacific Pte. Ltd
LOA Expiration:    October 31, 2023
Your Assignment Extension is subject to your obtaining and maintaining any required immigration and/or work permit extensions required by your Destination Country and returning a signed copy of this LOA extension letter to the Company.
The duration of your Assignment Extension remains subject to revision in accordance with business needs and may be ended sooner, at Otis’ sole discretion. All other terms and conditions outlined in your LOA dated December 18, 2019 will remain in effect for the period of your Assignment Extension.
Thank you for your ongoing support of our global initiatives.
Sincerely,

/s/ Abbe Luersman                        October 1, 2021
Abbe Luersman                         Date
EVP & Chief People Officer
Please indicate your agreement by signing below and returning this Extension Agreement as soon as possible.
I have reviewed the general terms and conditions of my International Assignment Extension outlined above and by signing below, accept these conditions.

/s/ Stephane de Montlivault                    October 1, 2021
Stephane de Montlivault                    Date

LETTER OF ASSIGNMENT EXTENSION